Exhibit 23.3

CNL Healthcare Properties II,

Inc. 450 S. Orange Avenue

Orlando, Florida 32801

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus of CNL Healthcare Properties II, Inc. and to the incorporation by reference therein of our report dated November 16, 2017 with respect to the statement of revenues and certain expenses of 5525 W. 119th Street for the year ended December 31, 2016 as filed with the Securities and Exchange Commission in the Current Report on Form 8-K/A of CNL Healthcare Properties II, Inc. dated February 20, 2018.

Very truly yours,

CARR, RIGGS & INGRAM, LLC

April 13, 2018